NEWS RELEASE

For Immediate Release
Date: November 13, 2007

FHLB Des Moines Announces Third Quarter 2007 Financial Results and Dividend

(Des Moines, Iowa) – The Federal Home Loan Bank of Des Moines (FHLB Des Moines) today released unaudited financial results for the third quarter ended September 30, 2007 and announced a quarterly dividend payable at an annualized rate of 4.50%. This is an increase of 0.25% from the prior quarterly dividend of 4.25%. The dividend, based on the average stock balance held during the third quarter, will be paid to shareholders on November 19, 2007.

Net income was $28.8 million for the three months ended September 30, 2007 compared with $22.7 million for the same period in 2006, an increase of 27.2% or $6.1 million. Net income for the nine month period ended September 30, 2007 was $72.2 million, an increase of $6.1 million from the same period in 2006. The improvement in net income for the quarter was driven primarily by an increase in net interest income caused by growth in earning assets and an improved net interest margin.

Total assets increased to $52.9 billion at September 30, 2007 compared to $42.0 billion at December 31, 2006. The advances portfolio increased significantly in light of the extraordinary events affecting the credit markets during the third quarter. Members increased their participation in FHLB Des Moines advance programs by 45.3 percent from $21.9 billion at December 31, 2006 to $31.8 billion at September 30, 2007. The third quarter advance balance was the largest in the 75-year history of FHLB Des Moines and demonstrated the important role the FHLB System plays in providing a reliable source of stable funding in tumultuous economic environments. FHLB Des Moines has the ability to expand and contract based on market conditions. Investments increased $1.7 billion to $9.9 billion at September 30, 2007 from $8.2 billion at December 31, 2006.

FHLB Des Moines had retained earnings of $355.4 million at September 30, 2007 compared to $344.2 million at December 31, 2006. Additional financial information is available in the Bank’s 2007 Third Quarter Report, Form 10-Q, at www.fhlbdm.com or www.sec.gov.

Federal Home Loan Bank of Des Moines
Financial Highlights (unaudited)

Statement of Condition (dollars in millions)	September 30,	December 31,
	2007	2006
Advances	$31,759	$21,855
Mortgage loans, net	10,974	11,775
Investments	9,922	8,219
Total Assets	52,890	42,041
Capital Stock — Class B Putable	2,348	1,906
Retained Earnings	355	344
Capital-to-Asset Ratio	5.09%	5.35%

	For the quarter ended		Nine months ended
	September 30,		September 30,
Operating Results and Performance
Ratios (dollars in millions)	2007	2006	2007	2006
Net Interest Income	$45.4	39.5	$122.8	$115.4
Net Income	28.8	22.7	72.2	66.1
Return on Average Assets	0.24%	0.21%	0.21%	0.20%
Return on Average Capital Stock	5.56%	4.59%	4.92%	4.55%
Return on Average Total Capital	4.77%	3.92%	4.17%	3.86%
Net Interest Margin	0.38%	0.36%	0.35%	0.35%
Operating Expenses to Average Assets	0.08%	0.09%	0.08%	0.09%

The selected financial data above should be read in conjunction with the financial statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in the Bank’s 10-K filed March 30, 2007 with the Securities and Exchange Commission.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates or future predictions in our operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as anticipates, believes, could, estimate, may, should and will or their negatives or other variations on these terms. By their nature forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate or prediction is realized.

The Federal Home Loan Bank of Des Moines is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to more than 1,200 members, including commercial banks, saving institutions, credit unions and insurance companies. The Bank is wholly owned by its members and receives no taxpayer funding. The Des Moines Bank serves Iowa, Minnesota, Missouri, North Dakota and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.